Exhibit 5.1

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE

920 NORTH KING STREET

WILMINGTON, DELAWARE 19801

(302) 651-7700

FAX: (302) 651-7701

WWW.RLF.COM

August 10, 2006

To Each Of The Persons Listed

On Schedule A Attached Hereto

Re:	SLM Student Loan Trust 2006-7

Ladies and Gentlemen:

We have acted as special Delaware counsel to SLM Student Loan Trust 2006-7 (the “Trust”), a Delaware statutory trust created pursuant to the Trust Agreement, dated as of June 23, 2006, between SLM Funding LLC, a Delaware limited liability company, as depositor (the “Depositor”) and Chase Bank USA, National Association, as eligible lender trustee (the “Eligible Lender Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of August 10, 2006 (as amended and restated, the “Trust Agreement”), among the Depositor the Eligible Lender Trustee and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein and not otherwise defined are used as defined in the Appendix A to the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)	The Funding Interim Trust Agreement, dated as of August 10, 2006, between the Depositor and Chase Bank USA, National Association, as interim eligible lender trustee (the “Interim Eligible Lender Trustee”);

(c)	The VG Funding Interim Trust Agreement, dated as of August 10, 2006, between VG Funding, LLC and the Interim Eligible Lender Trustee (the items listed in (b) and (c) above are hereinafter collectively referred to as the “Interim Trust Agreements”);

(d)	The Indenture, dated as of August 1, 2006 (the “Indenture”), among the Trust, as the issuer, the Eligible Lender Trustee and the Indenture Trustee;

To Each Of The Persons Listed

On Schedule A Attached Hereto

August 10, 2006

(e)	The Administration Agreement, dated as of August 10, 2006, among Sallie Mae, Inc., as administrator (the “Administrator”), the Depositor, the Trust, the Servicer, the Indenture Trustee and the Eligible Lender Trustee;

(f)	The Servicing Agreement, dated as of August 10, 2006, by and among the Servicer, the Administrator, the Trust, the Indenture Trustee, and the Eligible Lender Trustee;

(g)	The Sale Agreement, dated as of August 10, 2006, among the Eligible Lender Trustee on behalf of the Trust, the Trust, the Interim Eligible Lender Trustee and the Depositor;

(h)	the Auction Agent Agreement dated as of August 10, 2006 among the Trust, the Indenture Trustee and the Auction Agent;

(i)	The Note Depository Agreement, dated as of August 10, 2006, by and among the Trust, the Eligible Lender Trustee and the Indenture Trustee (the items listed in (b) through (i) above are hereinafter collectively referred to as the “Trust Documents”);

(j)	Forms of the Class A and Class B Notes (the “Notes”);

(k)	A form of the Excess Distribution Certificate (the “Certificate”);

(l)	A certified copy of the certificate of trust of the Trust which was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 23, 2006 (the “Certificate of Trust”); and

(m)	A Certificate of Good Standing for the Trust dated August 9, 2006, obtained from the Secretary of State.

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of Chase Bank USA, National Association, or the other entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1. The Trust has been duly formed and is validly existing as a statutory trust under Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents.

To Each Of The Persons Listed

On Schedule A Attached Hereto

August 10, 2006

2. The Trust has the power and authority under the Act and the Trust Agreement to execute and deliver the Trust Documents, to issue the Notes and the Certificate, to grant the Collateral to the Indenture Trustee as security for the Notes and to perform its obligations under each of said documents.

3. The Trust has duly authorized the Certificate and the Notes, and when the Certificate has been duly executed and authenticated by the Eligible Lender Trustee and delivered upon the order of the Depositor in accordance with the Trust Agreement, the Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

4. The Trust Documents, the Notes and the Certificate have been duly authorized, executed and delivered by the Trust.

5. The Trust Agreement and the Interim Trust Agreements are each legal, valid and binding obligations of the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee and the VG Funding Eligible Lender Trustee, respectively, each enforceable against the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee and the VG Funding Eligible Lender Trustee, respectively, in accordance with their respective terms.

6. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust with the Secretary of State.

7. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

8. To our knowledge, without independent investigation, there are no pending or threatened actions, suits or proceedings affecting the Trust before any court or other government authority of the State of Delaware which, if adversely decided, would materially and adversely affect the ability of the Trust to carry out the transactions contemplated by the Trust Documents.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.

To Each Of The Persons Listed

On Schedule A Attached Hereto

August 10, 2006

B. We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2, 3 and 4 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement and the Interim Trust Agreements, respectively, each constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trusts created thereby, and that the Trust Agreement, the Interim Trust Agreements and the Certificate of Trust for the Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 6 and 7 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware.

C. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F. We have not participated in the preparation of any offering materials with respect to the Notes and the Certificate and assume no responsibility for their contents.

To Each Of The Persons Listed

On Schedule A Attached Hereto

August 10, 2006

G. In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of the Trust in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

This opinion may be relied upon by you in connection with the matters set forth herein. Otherwise, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

GCK/rmc

SCHEDULE A

Chase Bank USA, National Association

Deutsche Bank Trust Company Americas

SLM Funding LLC

VG Funding, LLC

Sallie Mae, Inc.

SLM Education Credit Finance Corporation

SLM Student Loan Trust 2006-7

Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Moody’s Investors Service, Inc.

Fitch, Inc.

Banc of America Securities LLC

Goldman, Sachs & Co.

Greenwich Capital Markets, Inc.

Citigroup Global Markets Inc.

DEPFA Bank plc

Merrill Lynch, Pierce, Fenner & Smith Incorporated